Exhibit 10.1

SETTLEMENT AND TERMINATION AGREEMENT
This SETTLEMENT AND TERMINATION AGREEMENT (this “Agreement”), dated as of August 1, 2023 (the “Effective Date”), is entered into by and among Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), Celgene Corporation, a Delaware corporation (“Celgene Corporation”), Celgene Switzerland LLC, a Delaware limited liability company (“Celgene Switzerland”), Celgene Holdings East Corporation, a New Jersey corporation (“Celgene East”), Celgene Kappa Holdings LLC, a Delaware limited liability company (“Celgene Kappa”) and Celgene Logistics Sàrl (“Celgene Logistics”), a corporation incorporated under the laws of Switzerland, on the one hand (collectively, with BMS, Celgene Corporation, Celgene Switzerland, Celgene East, Celgene Kappa and Celgene Logistics, “Celgene”), and BeiGene, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and BeiGene Switzerland GmbH, a company incorporated in Switzerland (“BeiGene Switzerland”, and together with BeiGene, Ltd., “BeiGene”). BMS, Celgene Corporation, Celgene Switzerland, Celgene East, Celgene Kappa, Celgene Logistics, BeiGene Switzerland, and BeiGene, Ltd., are sometimes referred to herein individual as a “Party” and collectively, the “Parties.” Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the LSA, QA, PVA, and SSA as defined below.

WHEREAS, the Parties entered into a License and Supply Agreement by and between Celgene Logistics and BeiGene, dated as of July 5, 2017 (the “LSA”), an Amended and Restated Quality Agreement by and between Celgene Logistics and BeiGene Switzerland dated as of October 1, 2018 (the “QA”), a Share Subscription Agreement by and between Celgene Switzerland and BeiGene, dated as of July 5, 2017 (the “SSA”), and a Pharmacovigilance Agreement by and between BMS and BeiGene, Ltd., dated October 21, 2022 (“PVA”).

WHEREAS, pursuant to the SSA, Celgene Switzerland acquired, and currently holds the legal title to 32,746,416 ordinary shares of BeiGene, Ltd. (the “Acquired BeiGene Shares”), which are currently held in book-entry form and registered in the register of members of BeiGene, Ltd. with BeiGene’s principal share registrar, Mourant Governance Services (Cayman) Limited, in the Cayman Islands.

WHEREAS, BeiGene filed a request for arbitration against Celgene Logistics and BMS on June 26, 2020, alleging breach of contract and breach of the implied covenant of good faith and fair dealing for alleged breaches of the LSA, and the QA, and on September 4, 2020, Celgene Logistics brought counterclaims against BeiGene alleging breaches of contract, unjust enrichment, and breach of the implied covenant of good faith and fair dealing (the “Arbitration”);

    WHEREAS, BMS, on behalf of Celgene, has on multiple occasions, including by letter dated February 6, 2023, requested that BeiGene register a transfer in BeiGene, Ltd.’s Register of Members of the Acquired BeiGene Shares and otherwise remove all restrictions on Celgene’s ability to sell such shares;

WHEREAS, the Parties have other disputes and potential claims against each other arising under or relating to the LSA, the QA, and SSA (the “Potential Claims”, and together with the Arbitration, the “Disputes”);

WHEREAS, the Parties entered into a letter agreement (the “Side Letter”) dated as of the date hereof; and

WHEREAS, the Parties now desire to, among other things, (1) terminate the LSA and QA; (2) fully and finally resolve the Arbitration and all disputes, claims, proceedings, controversies or causes of action that now exist concerning, relating to, or arising from the LSA, the QA, the SSA and the Potential Claims and Disputes, including, without limitation, those claims raised or which could have been raised; (3) provide for certain payments by BMS, on behalf of Celgene, to BeiGene, which shall take the form of a transfer by Celgene Switzerland of 23,273,108 of the Acquired BeiGene Shares to BeiGene, Ltd., in accordance with the terms and conditions of this Agreement; and (4) convert 9,473,308 of the Acquired BeiGene Shares (the “Remaining BeiGene Shares”) into 728,716 unrestricted book-entry American Depositary Shares (the “ADSs”) of BeiGene, Ltd. and for BeiGene to provide to Celgene Switzerland, full possession, custody, and control over such ADS, free and clear of all legends, Liens (as defined herein), and transfer restrictions (“Unrestricted ADSs”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1. Transfer of a Portion of Celgene’s Acquired BeiGene Shares. Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, Celgene shall transfer to BeiGene, Ltd., and BeiGene, Ltd. shall accept the transfer from Celgene of, 23,273,108 of the Acquired BeiGene Shares (the “Transferred Shares” and the “Transfer”). BeiGene, Ltd. will make no payment in exchange for the Transferred Shares. Celgene will make no payment in respect of the resolution of the Disputes and the release of BeiGene Claims (as defined in Section 9(a)). The Transfer and the Deposit (as defined below) shall take place remotely via the exchange of signatures to the closing deliverables as set forth in Articles II and III of the Side Letter on the 10th business day immediately following the Effective Date or on such date as the Parties otherwise agree in writing (which date is designated as the “Closing Date”). Celgene hereby agrees to transfer to BeiGene, Ltd., all of such Party’s right, title and interest in the Transferred Shares, free and clear of any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise (collectively, “Liens”). Promptly following the Transfer, BeiGene, Ltd. shall arrange for its register of members to be updated to reflect the Transfer of the Transferred Shares. For the avoidance of doubt, the Transfer is conditional upon the substantially concurrent deposit of the Unrestricted ADS on the Closing Date in such DTC-eligible brokerage account or accounts as are designated by Celgene Switzerland (or its specified designee) and shall be ineffective until the Unrestricted ADS have been deposited in such DTC-eligible brokerage account or accounts as are designated by Celgene Switzerland (or its specified designee) (the “Deposit”). The consummation of the Transfer and the completion of the Deposit shall be referred to herein as the “Closing.” In undertaking the Closing, the Parties acknowledge and agree that time is of the essence. If Closing does not occur on or prior to August 15, 2023, the Parties agree to discuss in good-faith a reasonable extension of the Closing Date. The Parties agree and acknowledge that the Transfer, as well as the rights provided to each other under this Agreement, constitute full and final satisfaction of the Parties’ obligations with respect to the resolution of the Disputes and the release of the

BeiGene Claims and the Celgene Claims (each as defined in Section 9) other than the Parties’ obligations expressly set forth under this Agreement.

SECTION 2. Termination of the LSA and QA. Subject to the provisions of Section 3 below and subject to and conditional upon the Closing, the LSA and the QA shall terminate as of December 31, 2023 (“Termination Date”), and all rights to the Products covered thereby shall revert to Celgene; provided, however, as follows: notwithstanding the termination of the LSA and QA as set forth in this Section 2 and the termination provisions governing the sale of Product in the Territory after termination set forth in Sections 9.1, 13.7, 13.3, and 16.4 in the LSA, (1) BeiGene shall be permitted to sell all inventory of the Products, including the Products to be delivered pursuant to Section 3 of this Agreement, past the Termination Date until the exhaustion of the inventory of the Products by BeiGene and, as to such inventory and sales, the terms and conditions of the LSA, QA, and PVA shall remain in full force and effect for those Products and Celgene shall continue to provide necessary support for such inventory and sales in accordance therewith, with the exception of those terms and conditions expressly excluded by this Agreement; and (2) the Parties shall reasonably cooperate in good faith to ensure an appropriate process and timing for BeiGene to wind down its sales and marketing of the Products and for the transition of the Products in the marketplace in a manner consistent with the intent of the Parties set forth herein. Upon the later of the Termination Date or the exhaustion of the inventory of the Product by BeiGene, BeiGene shall, pursuant to Section 13.7 of the LSA, promptly take all action that may be reasonably required to transfer all distributor lists, hospital lists, promotional materials and any other material information it has generated primarily for Selling the Product in the Territory, and BeiGene shall promptly transfer to Celgene or to the legal entity indicated by Celgene all documents controlled by BeiGene relating to the Product or the Registration necessary for a smooth transition of the right of BeiGene to sell Product back to Celgene. All rights granted by Celgene to BeiGene (including to any BeiGene Group member) under this Agreement shall revert to Celgene (and BeiGene shall reasonably cooperate with Celgene (or its designated Celgene Group member) to take all necessary steps to cancel all registrations made by BeiGene, if any, of the Trademark). Notwithstanding the foregoing, the Parties understand that BeiGene may be unable to complete the transfer of certain property until it exhausts its Product Inventory consistent with the provisions of Section 3 below; provided, however, that BeiGene must complete its transfer obligations as soon as commercially practicable after the earlier of (y) exhaustion of its Product inventory or (z) December 31, 2024 consistent with the provisions of Section 3 below.

SECTION 3. Pending Product Orders; Continued Right to Sell.

(a)    BeiGene has submitted the following purchase orders for Product (as defined by the LSA) to be delivered in the Fall of 2023: […***…] (the “Fall 2023 Supply”). Notwithstanding the termination of the LSA and QA in Section 2 above, BMS shall supply to BeiGene and BeiGene shall be permitted to sell the entire Fall 2023 Supply through and past the Termination Date until full exhaustion and Celgene shall not sell itself or to any third-party any Product until complete exhaustion of inventory by BeiGene; provided, however, that BeiGene must use Commercially Reasonable Efforts to sell through the Product in its inventory, including the Fall 2023 Supply, in a commercially reasonable period of time and is not permitted to retain, or otherwise decline to sell, or otherwise withhold from sale any portion of the Product in its inventory, including the Fall 2023 Supply, to prevent Celgene from selling Product in the Territory. BeiGene shall provide Celgene monthly updates on the status of its efforts to sell the Product in its inventory and such updates shall include the estimated amount of Product sold in the prior month, the estimated amount of Product in its inventory, and a projection as to when BeiGene expects to exhaust the Product in its inventory. If BeiGene does not exhaust the Product in its inventory, including the Fall 2023 Supply, by December 31, 2024, then (a) upon the election of Celgene, in regards to any remaining inventory held by BeiGene, Celgene will repurchase such remaining inventory at cost from BeiGene or the Parties shall agree on a mutually agreeable date after which Celgene will be automatically entitled to sell all Products within the Territory and (b) upon the election of Celgene, in regards to any remaining inventory in the possession of distributors and hospitals, Celgene will repurchase such remaining inventory from the distributors and hospitals, or the distributors and hospitals will be allowed to continue selling such inventory until exhausted. Celgene has submitted an application for renewal of the marketing authorization license to sell Revlimid in the Territory (as defined in the LSA). Such application is currently pending […***…]. Additionally, Celgene has applied for a one-off permit for the importation of the Fall 2023 Supply of Revlimid pending decision on the license renewal application. No delivery of orders of Revlimid in the Fall 2023 Supply shall be made prior to a final decision on Celgene’s license renewal application. In the event that the license is renewed, Celgene shall deliver the Fall 2023 Supply of Revlimid within thirty (30) days of the date of said renewal. In the event that the license is not renewed Celgene will not deliver any orders of Revlimid and such orders will become fully null and void without payment or penalty. For the avoidance of doubt, Celgene will have no liability in the event that the marketing authorization license to sell Revlimid is not renewed or if BeiGene is unable to sell any Product in its inventory by December 31, 2024 for any reason whatsoever, including but not limited to any other regulatory action by Chinese authorities. Celgene will (i) provide prompt updates with respect to the Revlimid license renewal application and importation permit, including sharing any written correspondence, (ii) in good faith consider BeiGene’s reasonable input for regulatory interactions and (iii) invite one BeiGene representative to observe scheduled, non-administrative meetings with appropriate health authorities. […***…]. BeiGene will inform Celgene within forty-five (45) days of complete exhaustion of Product inventory by BeiGene. Notwithstanding LSA Sections 2.6, 13.4, and 13.12, Celgene shall have no obligation to repurchase any unsold inventory of Revlimid or Vidaza in the Territory, except as otherwise set forth under this Section 3. For the avoidance of doubt, the rights and obligations under this Section 3 are subject to and conditional upon the Closing.

(b)    BeiGene agrees to bear the risk of loss of any unsold inventory of Product, including the Fall 2023 Supply, subject to the arrangements under Section 3(a).
SECTION 4. Conversion of Celgene’s Remaining Acquired BeiGene Shares.
(a)On or before the Closing Date, BeiGene shall:

i.Deliver or cause to be delivered to Citibank, N.A. – New York, as depositary for the ADSs (with a copy to Celgene Switzerland), a duly executed copy of the consent in such form attached to the Side Letter;

ii.Deliver or cause to be delivered to BeiGene, Ltd.’s principal share registrar, Mourant Governance Services (Cayman) Limited, in the Cayman Islands (with a copy to Celgene Switzerland), a duly executed copy of the issuance instruction letter in such form attached to the Side Letter;
iii.Cause BeiGene, Ltd.’s principal share registrar, Mourant Governance Services (Cayman) Limited, in the Cayman Islands to deliver to Citibank, N.A. – Hong Kong, as custodian for the Shares represented by ADSs (with a copy to Celgene Switzerland):

(1)an original share certificate relating to the Remaining BeiGene Shares in the name of Citi (Nominees) Limited; and

(2)a certified extract of the updated Register of Members of BeiGene, Ltd. reflecting issuance of the Remaining BeiGene Shares in the name of Citi (Nominees) Limited.

(b)On or before the Closing Date, Celgene Switzerland shall:

i.Deliver or cause to be delivered to Citibank, N.A. – New York, as depositary of the ADSs and BeiGene, Ltd.’s principal share registrar, Mourant Governance Services (Cayman) Limited (with a copy to BeiGene, Ltd.), the duly executed copies of the Letter of Transmittal, the Instrument of Transfer and the Representation Letter, in such forms attached to the Side Letter; and

ii.Pay, or cause to pay, a fee of […***…] to Citibank, N.A. – New York, as depositary for the ADSs, in accordance with the wire instructions attached as an exhibit to the Side Letter.
(c)BeiGene represents and warrants that the actions listed under Section 4(a) and 4(b) above are the only actions that need to be taken in connection with the conversion of the Remaining BeiGene Shares to Unrestricted ADSs. To the extent that any other actions are required to be taken in connection with the conversion of the Remaining BeiGene Shares to Unrestricted ADSs following the Closing Date, BeiGene shall promptly take such actions, including but not limited to:
i.Providing such consents, approvals, documents, opinions, instructions and directions as may be required by BeiGene, Ltd.’s principal share registrar, Mourant Governance Services (Cayman) Limited, in the Cayman Islands, BeiGene’s Hong Kong share registrar, the Central Clearing and Settlement System of the Hong Kong Stock Exchange, HKSCC Nominees Limited and Citibank, N.A. – New York, as depositary for the ADSs (or such other depositary of the ADSs), as applicable, from BeiGene to enable the deposit of the Remaining BeiGene Shares into BeiGene’s ADS program and the issuance the corresponding Unrestricted ADSs;
ii.Removing, or causing to remove, any stop transfer notations or other transfer restrictions (if any) in its records in respect of the Remaining BeiGene Shares and taking all necessary actions as required (including causing the delivery of any opinions that may be required by BeiGene, Ltd.’s principal share registrar, Mourant Governance Services (Cayman) Limited, in the Cayman Islands, BeiGene’s Hong Kong share registrar, the Central Clearing and Settlement System of the Hong Kong Stock Exchange, and HKSCC Nominees Limited and Citibank N.A., as applicable, to ensure that the Unrestricted ADSs issued to Celgene Switzerland (or its specified designee) in respect of the Remaining BeiGene Shares are treated on the same terms as the unrestricted ADSs outstanding as of the date of this Agreement; and

iii.Causing Citibank, N.A. – New York, as depositary for the ADSs (or such other depositary of the ADSs) to transfer the Unrestricted ADSs issued to the order of Celgene Switzerland (or its specified designee) in the Depository Trust Company (“DTC”) to such DTC-eligible brokerage account or accounts as are designated by Celgene Switzerland (or its specified designee).
(d)For the avoidance of doubt, the representations, covenants and warranties contained in the SSA that survive in accordance with the terms of the SSA shall continue to apply to the Remaining BeiGene Shares and Unrestricted ADSs.

SECTION 5. Mutual Representations and Warranties of the Parties. Each Party represents and warrants to the other Parties of the Effective Date and as of the Closing Date (other than “Affiliates” of such first Party, which shall mean, with respect to any Person, any other Person which, at the time of determination, directly or indirectly (through one or more intermediaries), controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including correlative meanings, the terms “controlled by.” “controlling,” or “under common control” means (a) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in capital or profits of the Person, or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body of the Person):
(a)Authority. Such Party is duly-organized or incorporated, validly existing and in good standing (or to the extent such concept is not applicable in the relevant jurisdiction, is up to date in filing its corporate returns) under any applicable federal, state, local or foreign (including common law), statute, ordinance, rule, regulation, or court order (“Applicable Law”) of the jurisdiction of its incorporation or organization and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(b)Enforceability. This execution of this Agreement and the performance by such Party of its obligations hereunder have been duly-authorized. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)Consents and Filings. No government authorization, consent or approval of any Person, license, exemption of or filing or registration with any federal, state or local governmental authority, domestic or foreign, or any other third party, under any Applicable Laws or contract in effect as of the Effective Date, is necessary in connection with the execution and delivery of this Agreement, or for the performance by such Party of its obligations under this Agreement except for the filings pursuant to applicable securities Laws (including the rules and regulations of the Securities and Exchange Commission or any national/foreign securities exchange) solely to disclose the consummation of the transactions contemplated by this Agreement, which have been made or will be made in a timely manner; and

(d)Access to Information. (i) The terms of this Agreement are commercially reasonable and (ii) such Party is fully aware of the terms of this Agreement and has voluntarily, and without coercion or duress of any kind, entered into this Agreement intending to be legally bound by its terms.

“Person” as defined in this Agreement shall mean any individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a business trust, a governmental authority, a regulatory or statutory authority, a stock exchange, a division or operating group of any of the foregoing or any other entity or organization.

SECTION 6. Representations and Warranties of Celgene. As of the Effective Date and as of the Closing Date, Celgene represents and warrants to BeiGene as follows:

(a)Ownership of Shares. Celgene collectively owns all legal right, title and interest in and to all of the Acquired BeiGene Shares, free and clear of all Liens. Upon transfer of the Transferred Shares, subject to the terms and conditions of this Agreement, BeiGene, Ltd. shall acquire valid and unencumbered title to the Transferred Shares. No Person has any agreement, option, understanding or commitment (oral or in writing) with Celgene or any of their Affiliates, or any right or privilege capable of becoming an agreement option or commitment, for the purchase or acquisition of any of the Transferred Shares.

(b)Transfer for Own Account. Celgene Switzerland is transferring the Transferred Shares for Celgene Switzerland’s own account and for the account of any Celgene entity that may hold a beneficial interest in the Transferred Shares and not with a view to, or for sale in connection with, a distribution of said shares.

(c)No Conflicts; Non-Contravention. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Celgene will violate or conflict with any Celgene entity’s charter, certificate of incorporation, bylaws or other organizational or constitutive documents. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Celgene will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which any Celgene entity or any of its Affiliates or other entities under common control with such Celgene entity is a party or by which it or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any Person or entity (other than consents obtained on or before the Closing Date), which, in each of the foregoing cases, would have any material adverse impact on Celgene’s ability to perform its obligations hereunder.
(d)No Continuing Rights. Celgene acknowledges that the terms of this Agreement represent the entire consideration to be paid for the Transferred Shares and that, after the Transfer (and subject to the Deposit), Celgene shall have no further rights with respect to the Transferred Shares (other than the right to the performance of BeiGene’s obligations under this Agreement).

SECTION 7. Representations and Warranties of BeiGene. As of the Effective Date; and as of the Closing Date, BeiGene represents and warrants to Celgene as follows:

(a)No Conflicts; Non-Contravention. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of BeiGene will violate or conflict with any BeiGene entity’s charter, certificate of incorporation, bylaws or other organizational or constitutive documents. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of BeiGene will breach any statutes or regulations of any governmental authority, securities exchange, domestic or foreign, or will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which any BeiGene entity or any of its Affiliates or other entities under common control with such BeiGene entity is a party or by which it or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any Person or entity (other than consents obtained on or before the Closing Date), which, in each of the foregoing cases, would have any material adverse impact on BeiGene’s ability to perform its obligations hereunder.
SECTION 8. Available Information.

(a)Adequate Information. Celgene: (i) either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated hereby, including, without limitation, the Transfer; (ii) has adequate information regarding the transactions contemplated hereby and the Acquired BeiGene Shares; (iii) has adequate information concerning the business and financial condition of BeiGene; (iv) has conducted, to the extent Celgene deemed necessary, an independent investigation of such matters as, in Celgene’s judgment, is necessary for Celgene to make an informed decision with respect to the transactions contemplated hereby; and (v) has not relied upon BeiGene for any investigation into, assessment of, or evaluation with respect to the Acquired BeiGene Shares.

(b)Excluded Information.
i.Celgene acknowledges that BeiGene has advised Celgene that BeiGene and its directors, officers, advisors, counsel and other representatives possess non-public information relating to BeiGene’s business and prospects and the Acquired

BeiGene Shares not known to Celgene (the “Excluded Information”), including, without limitation, the financial statements of BeiGene as of and for the period ended June 30, 2023, and Celgene chooses to effect the transactions contemplated hereby with full knowledge and appreciation of the existence of the Excluded Information and of Celgene’s inability to assess the materiality of such Excluded Information and the possible positive or negative effect that public disclosure of such Excluded Information could have on (a) the trading price of the ADSs or ordinary shares of BeiGene, Ltd. upon public disclosure by BeiGene or otherwise of any such Excluded Information, which trading price could increase or decrease significantly upon such public disclosure, and (b) the value of the Transferred Shares that Celgene Switzerland intends to Transfer to BeiGene, Ltd. under Section 1 above, which value upon such public disclosure may become substantially different from the value of such Transferred Shares as of the date hereof and as of the Closing Date.
ii.BeiGene does not intend to disclose any of the Excluded Information until it has a duty to do so under Applicable Law or, if there is no such duty, BeiGene otherwise determines it would be in the best interests of its shareholders to disclose the Excluded Information.
iii.BeiGene makes no representations as to the materiality or lack of materiality of the Excluded Information, insofar as materiality determinations are inherently subjective and highly dependent on circumstances, and makes no commitment to disclose the Excluded Information publicly within any specific timeframe.

(c)Reliance. Celgene hereby acknowledges that BeiGene is relying on the acknowledgements and agreements in this Section 8 in entering into this Agreement with Celgene, and would not enter into this Agreement in the absence of such acknowledgments and agreements.

SECTION 9. Release of Claims.

(a)BeiGene Claims Released. BeiGene acknowledges and represents that the consideration provided by Celgene in this Agreement, including Celgene’s release of claims, on its own behalf and on behalf of the Celgene Releasors (as defined in Section 9(d) below) is adequate and satisfactory in exchange for the release of Claims provided by BeiGene, on its own behalf and on behalf of the BeiGene Releasors (as defined in this Section 9(a) below), in this Section 9 and for the other commitments BeiGene makes in this Agreement. Subject to and conditional upon the Closing, BeiGene, on its own behalf and on behalf of its parents, subsidiaries, Affiliates, partnerships, joint ventures, predecessors and successors, and, with respect to each such entity, any other Persons acting by, through, under or in concert with any of the Persons or entities listed above, and their successors and assigns (collectively, the “BeiGene Releasors”), effective as of the Closing Date, absolutely, irrevocably and unconditionally releases, relinquishes, waives, acquits and forever discharges all known and unknown claims, counterclaims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses or similar rights of any type, including professional fees and legal expenses, that the BeiGene Releasors currently may have with respect to the Celgene Releasors arising from or relating to (i) the Amended and Restated Exclusive License and Collaboration Agreement (“ELCA”) by and among BeiGene, Ltd. and Celgene Corporation and Celgene Switzerland, originally executed on July 5, 2017, and entered into as of August 31, 2017, (ii) the SSA, (iii) the LSA, (iv) the QA, (v) the Sale and Purchase Agreement between Celgene East and BeiGene (Hong Kong) Co., Ltd., dated July 5, 2017 (“SPA”), (vi) the PVA, and (vii) any and all matters arising in relation to BeiGene and the Celgene Releasors’ collaboration to distribute and develop therapeutic compounds, whether known or unknown, including any threatened claims, that have been or could have been asserted in arbitration or any other forum (the foregoing being referred to as “BeiGene Claims”), provided, however, that nothing contained herein shall prevent any Party to this Agreement from initiating a legal action to enforce any term or provision of this Agreement.

(b)BeiGene Representations. BeiGene, on its own behalf and on behalf of the BeiGene Releasors, represents that as of the Effective Date and as of the Closing Date, it has not assigned to any third party any BeiGene Claim, in whole or in part, that, but for such assignment, would be subject to the release in the preceding paragraph.
(c)BeiGene Covenant Not to Sue. BeiGene, on behalf of itself and on behalf of the BeiGene Releasors, affirms and agrees that, aside from the currently pending Arbitration, the BeiGene Releasors have not filed or commenced, caused to be filed or commenced or are presently party to any lawsuit, proceeding or arbitration against the Celgene Releasors. Subject to and conditional upon the Closing, BeiGene, on behalf of itself and on behalf of the BeiGene Releasors, further agrees not to file or commence any lawsuit, proceeding or arbitration against any Celgene Releasor or become a party to a lawsuit, proceeding or arbitration, in each case, on the basis of any BeiGene Claim that the BeiGene Releasors have released pursuant to this Agreement. If any BeiGene Releasor files or commences any lawsuit, proceeding or arbitration against any Celgene Releasor asserting any BeiGene Claim that BeiGene, on its own behalf and on behalf of the BeiGene Releasors, has released pursuant to this Agreement, BeiGene will be liable to the Celgene Releasor for attorneys’ fees, other defense costs, and any other damages that such lawsuit, proceeding or arbitration causes. BeiGene, on its own behalf and on behalf of the BeiGene Releasors, understands that this is an affirmative promise not to sue the Celgene Releasors, which is in addition to release of BeiGene Claims in the preceding paragraphs.

(d)Celgene Claims Released. Celgene acknowledges and represents that the consideration provided by BeiGene in this Agreement, including BeiGene’s release of claims, on its own behalf and on behalf of the BeiGene Releasors, is adequate and satisfactory in exchange for the release of Claims provided by Celgene, on its own behalf and on behalf of the Celgene Releasors, in this Section 9 and for the other commitments Celgene makes in this Agreement. Subject to and conditional upon the Closing, Celgene, on its own behalf and on behalf of its parents, subsidiaries, Affiliates, partnerships, joint ventures, predecessors and successors, and, with respect to each such entity, any other Persons acting by, through, under or in concert with any of the Persons or entities listed above, and their successors and assigns (collectively, the “Celgene Releasors”), effective as of the Closing Date, absolutely, irrevocably and unconditionally releases, relinquishes, waives, acquits and forever discharges all known and unknown claims, counterclaims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses or similar rights of any type, including professional fees and legal expenses, that the Celgene Releasors (a) currently may have with respect to the BeiGene Releasors arising from or relating to (i) the ELCA, (ii) the SSA, (iii) the LSA, (iv) the QA, (v) the SPA, (vi) the PVA, (vii) Celgene’s ownership of shares of BeiGene Ltd., and (vii) any and all matters arising in relation to BeiGene and the Celgene Releasors’ collaboration to distribute and develop therapeutic compounds, whether known or unknown, including any threatened claims, that have been or could have been asserted in arbitration or any other forum, and (b) may now or hereafter have with respect to the BeiGene Releasors arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including, without limitation, pursuant to Sections 11, 12 and 17 of the Securities Act of 1933, as amended (the “Securities Act”), or Sections 10(b) and 20A of the Securities Exchange Act of 1934, as amended (together with the Securities Act, the “Acts”), or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Acts (the foregoing (a) and (b) collectively being referred to as “Celgene Claims”), provided however that nothing contained herein shall prevent any Party to this Agreement from initiating a legal action to enforce any term or provision of this Agreement, including the indemnity provided for in Section 10 of this Agreement.
(e)Celgene Representations. Celgene, on its own behalf and on behalf of the Celgene Releasors, represents that as of the Effective Date and as of the Closing Date, it has not assigned to any third party any Celgene Claims, in whole or in part, that, but for such assignment, would be subject to the release in the preceding paragraph.
(f)Celgene Covenant Not to Sue. Celgene, on behalf of itself and on behalf of the Celgene Releasors, affirms and agrees that, aside from the currently pending Arbitration, the Celgene Releasors have not filed or commenced, caused to be filed or commenced or are presently party to any lawsuit, proceeding or arbitration against the BeiGene Releasors. Subject to and conditional upon the Closing, Celgene, on behalf of itself and on behalf of the Celgene Releasors, further agrees not to file or commence any lawsuit, proceeding or arbitration against any BeiGene Releasor or become a party to a lawsuit, proceeding or arbitration, in each case, on the basis of any Celgene Claims that the Celgene Releasors have released pursuant to this Agreement. If any Celgene Releasor files or commences any lawsuit, proceeding or arbitration against any BeiGene Releasor asserting any Celgene Claim that Celgene, on its own behalf and on behalf of the Celgene Releasors, has released pursuant to this Agreement, Celgene will be liable to the BeiGene Releasors for attorneys’ fees, other defense costs, and any other damages that such lawsuit, proceeding or arbitration causes. Celgene, on its own behalf and on behalf of the Celgene Releasors, understands that this is an affirmative promise not to sue the BeiGene Releasors, which is in addition to its release of Celgene Claims in the preceding paragraphs.

(g)Termination of Ongoing Proceedings. Subject to and conditional upon the Closing, the BeiGene Releasors agree to terminate with prejudice all proceedings ongoing as of the Closing Date against the Celgene Releasors, including the Arbitration. Subject to and conditional upon the Closing, the Celgene Releasors agree to terminate with prejudice all proceedings ongoing as of the Closing Date against the BeiGene Releasors, including the Arbitration. Each Party hereby disclaims any right to collect or enforce upon any remedy awarded in any ongoing proceeding. Each Party shall bear its own fees, costs, and expenses incurred in relation to all proceedings terminated under this paragraph. The Parties will jointly instruct the Arbitration Court of the International Chamber of Commerce (“ICC”) (i) to close ICC Case No. 25447/MK/PDP, (ii) to make payment to the arbitrators as though their award had been issued by the ICC; (iii) to return any unused funds held by the ICC to the Parties to that arbitration in proportion to the amounts paid by each, and (iv) to destroy all records of the Arbitration, including all draft or signed copies of the arbitral award. The Parties represent and warrant that they will not seek copies of any draft or final arbitral award from the ICC or any member of the tribunal presiding over the Arbitration.

(h)California Law. Each Party acknowledges that it has read and understands Section 1542 of the California Civil Code that reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
EACH PARTY HEREBY EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS UNDER THAT SECTION AND ANY LAW OF ANY JURISDICTION OF SIMILAR EFFECT WITH RESPECT TO THE RELEASE OF ANY CLAIMS HEREIN.

SECTION 10. Indemnity.

(a)BeiGene Indemnity. Subject to and conditional upon the Closing, BeiGene shall indemnify, defend, and hold harmless Celgene and its Affiliates, and their respective officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (the “Celgene Indemnitees”), from and against any and all claims, third-party claims, threatened claims, damages, losses, liabilities, costs (including reasonable legal expenses, costs of litigation, and reasonable attorneys’ fees), or judgments of any kind incurred by such Celgene Indemnitee from and after the Effective Date to the extent arising out of or relating to, directly or indirectly, any pending or threatened action at law, suit in equity, or governmental investigation (a “Claim”) arising out of or relating to, directly or indirectly, (a) BeiGene’s commercialization, marketing, and sale, including any decisions or actions taken by Chinese regulatory authorities relating to its commercialization, marketing, and sale, of Abraxane in China prior to March 25, 2020, or (b) BeiGene’s commercialization, marketing, and sale, including any decisions or actions taken by Chinese regulatory authorities relating to its commercialization, marketing, and sale, of Revlimid and Vidaza in China, including BeiGene’s obligations to comply with the Pregnancy Prevention Process for Revlimid, excluding such losses arising from the negligence, recklessness or willful misconduct of a Celgene Indemnitee.

(b)Subject to and conditional upon the Closing, Celgene shall indemnify, defend and hold harmless BeiGene and its Affiliates, and their respective officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (the “BeiGene Indemnitees”) from and against any and all Claims arising out of or relating to, directly or indirectly, (a) any injury or health complications to patients, and damages arising therefrom, that are attributable to the use of Abraxane, Revlimid or Vidaza sold by or on behalf of BeiGene that did not conform with the specifications as set out in the LSA at the time the products were placed by Celgene in the custody of the carrier for transfer to BeiGene; or (b) the actual or alleged infringement of the intellectual property rights of any third party as a result of the sale, offer for sale, commercialization or import of Revlimid or Vidaza by BeiGene, except to the extent that such losses from Claims: (i) are subject to indemnification of a Celgene Indemnitee by BeiGene pursuant to Section 10(a) above or (ii) arise from the negligence, recklessness or willful misconduct of a BeiGene Indemnitee.

(c)Indemnification Procedure. Any Celgene Indemnitee or BeiGene Indemnitee seeking indemnification hereunder shall promptly notify BeiGene or Celgene, as applicable, in writing of the relevant Claim, setting forth such claim in reasonable detail. The failure to give such notice shall not affect such the Celgene Indemnitee’s or BeiGene Indemnitee’s right to indemnification hereunder except to the extent that BeiGene or Celgene, as applicable, shall have been materially prejudiced by such failure.

SECTION 11. Miscellaneous.

(a)Entire Agreement. This Agreement, the SSA, the LSA, the SPA, the PVA, the ELCA, the QA and the Side Letter represent the entire agreement between the Parties and their respective subsidiaries relating to the subject matter of this Agreement; provided that in the event of any conflict between the terms of this Agreement and the terms of any of the agreements or arrangements set forth in this sentence, this Agreement shall control. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed all Parties. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. Each Party acknowledges that no other Party has made any representations or promises to it with respect to the subject matter hereof, other than those in or referred to by this Agreement.
(b)Binding Effect; Assignment.
i.No Party (the “Assigning Party”) may, without the prior written consent of one of the other Parties that is not an Affiliate of the Assigning Party, assign or transfer any of its rights and obligations hereunder, in whole or in part (whether by operation of law, through a merger, consolidation, sale of all or substantially all of the Assigning Party’s assets or that portion of the Assigning Party’s business pertaining to the subject matter of this Agreement or otherwise); provided that no such consent is required for (a) an assignment or transfer by Celgene, in whole or in part, to an Affiliate of Celgene (and an Affiliate of Celgene may assign this agreement to another Affiliate of Celgene); and (b) an assignment or transfer by BeiGene, in whole or in part, to an Affiliate of BeiGene (and an Affiliate of BeiGene may assign this Agreement to another Affiliate of BeiGene); for the avoidance of doubt, Celgene Switzerland (or its specified designee) shall be free to transfer the Remaining BeiGene Shares and, following the conversion of such shares into ADS in accordance with Section 4 hereof, the corresponding Unrestricted ADS without the consent of BeiGene.
ii.Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assignees, and no other Person shall have any right, benefit or obligation hereunder.

(c)Interpretation. Each Party has cooperated in the drafting and preparation of this Agreement; therefore, any interpretation thereof shall not be construed against any Party. This Agreement shall be construed as a whole according to its fair meaning. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. All references to “dollars” and “$” in this Agreement shall mean United States dollars.

(d)Authority to Enter Agreement. The Persons executing this Agreement hereby represent and warrant that they have the authority to bind the entity upon whose behalf this Agreement is executed.

(e)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement and shall become effective when each Party has signed and delivered a copy to the other Party. Any manual signature on this Agreement that is faxed, scanned, photocopied, emailed or otherwise electronically transmitted in any generally accepted format, and any electronic signature valid under the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001, et. seq. shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual “wet ink” signature, and the Parties hereby waive any objection to the contrary.

(f)Severability. In the event that any provision of this Agreement, or the application of any such provision to any entity or Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to entities or Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g)Survival. The representations, warranties, acknowledgements and agreements of the Parties shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party. Sections 5, 6, 7, 12, 13 and 15 shall survive the termination of this Agreement.
(h)Celgene’s Tax Obligations. Celgene shall be solely responsible for paying any taxes imposed on income or gain realized by them in connection with the Transfer of the Transferred Shares or the sale of any remaining Acquired BeiGene Shares contemplated hereby. For the avoidance of doubt, none of BMS, Celgene or any of their respective Affiliates are responsible for any taxes of BeiGene or any of its Affiliates, including without limitation any taxes arising from the sale of Products, any taxes incurred in connection with the Transfer of the Transferred Shares or any other taxes arising from or related to the transactions contemplated herein.

(i)Further Actions. The Parties hereby agree to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(j)Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel, and other advisors, shall be paid by the Party incurring such expenses whether or not the transactions contemplated hereby are consummated.

(k)Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and in English, and will be deemed given if delivered personally or delivered by globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, and (b) in the case of a globally recognized express delivery service, on the business day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Celgene:

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Senior Vice President and Associate General Counsel, Transactions Law

and

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Executive Vice President, Strategy & Business Development

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention: Sophia Hudson and Matt Solum

If to BeiGene:

BeiGene, Ltd.
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands
Attention: Chief Financial Officer

with a copy to:

BeiGene USA, Inc.
55 Cambridge Parkway, Suite 700W
Cambridge, MA 02142
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Edwin O’Connor

Each of the Parties shall hereafter notify the other in accordance with this Section 11(k) of any change of address to which notices and other communications are to be sent

SECTION 12. Dispute Resolution.
(a)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the laws of any other jurisdiction.

(b)Forum. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts located in the City of New York, County of New York, State of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK UNLESS FEDERAL JURISDICTION IS UNAVAILABLE IN WHICH CASE SUCH SUIT, ACTION OR PROCEEDING SHALL BE BROUGHT IN THE STATE COURTS LOCATED IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK.

(c)WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

(d)Limitation of Liability. IN NO EVENT SHALL ANY CELGENE PARTY OR BEIGENE PARTY BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE PERMITTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR OPPORTUNITIES, UNLESS SUCH RESPONSIBILITY ARISES IN RELATION TO DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF ANY PARTY.

(e)Waiver of Arbitration Rights. The Parties agree that any dispute (including any suit, action or proceeding seeking equitable relief) arising out of or in connection with this Agreement shall not be subject to resolution through arbitration. The Parties hereby expressly disclaim any right to arbitration of disputes arising out of or in connection with this Agreement which may have existed as a matter of prior agreements between the Parties.

SECTION 13. Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement, the Side Letter, the LSA, the ELCA, the SSA, the SPA, the PVA or the QA were not performed in accordance with their specific terms or were otherwise breached, including in connection BeiGene’s commercialization, marketing, and sale of Revlimid and Vidaza in China and BeiGene’s obligations to comply with the Pregnancy Prevention Process for Revlimid, and that the Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, the LSA, or the QA and to enforce specifically the terms and provisions of this Agreement, the LSA, and the QA, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for securing or posting of any bond with such remedy are waived.
SECTION 14. Mutual Non-Disparagement. Each Party hereby agrees not to take any action or make any statement, written, oral, or otherwise, which disparages the other Party or such other Party’s respective management, officers, directors, agents, or employees or which disrupts or impairs any of their normal operations, including actions or statements that could harm the reputation of the other Party with their respective clients, suppliers, regulators, employees or the public.

SECTION 15. Confidentiality.
(a)Nondisclosure. Each Party agrees that, (i) a Celgene Party receiving confidential or proprietary information (“Confidential Information”) of a BeiGene Party or (ii) a BeiGene Party receiving Confidential Information of a Celgene Party (such Party receiving Confidential Information in clause (i) or clause (ii), the “Receiving Party”, and such other Party in clause (i) or clause (ii), the “Disclosing Party”), in each case ((i) and (ii)), before or after the Effective Date shall: (x) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than reasonable efforts; (y) not disclose such Confidential Information to any third party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below; and (z) not use such Confidential Information for any purpose except those permitted by this Agreement, the LSA, QA, PVA, SSA, SPA, and ELCA (it being understood that this clause (z) shall not create or imply any rights or licenses not expressly granted under this Agreement or any other written agreement among the Parties).

BeiGene shall ensure that all applicable Affiliates of BeiGene comply with the provisions of this Section 15. Celgene shall ensure that all applicable Affiliates of Celgene comply with the provisions of this Section 15.

(b)Exceptions. The obligations of Section 15(a) shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written evidence:

(1)is publicly disclosed by the Disclosing Party or its Affiliates, either before or after it was or is disclosed to the Receiving Party hereunder or under the LSA, QA, PVA, SSA, SPA, and ELCA;

(2)was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party (and the applicable evidence thereof shall be contemporaneous);

(3)is subsequently disclosed to the Receiving Party or any of its Affiliates by a third party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(4)is published by a third party or otherwise becomes publicly available or enters the public domain through no fault (whether by action or inaction) of the Receiving Party, either before or after it was or is disclosed to the Receiving Party; or

(5)is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information

(c)Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party and Confidential Information deemed to belong to all Parties under Section 15(d) to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(1)subject to Section 15(e), complying with Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national/foreign securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(2)in connection with the enforcement of this Agreement; and

(3)disclosure, solely on a “need to know basis,” to Affiliates, service providers, subcontractors, shareholders, equity-holders, investors, acquirers or other potential financial partners, and each of the Parties’ respective directors, employees, attorneys and contractors, each of whom, prior to disclosure, must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 15 (but of shorter duration if customary); provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 15(c)(3) to treat such Confidential Information as required under this Section 15.

If and whenever any Confidential Information is disclosed in accordance with this Section 15(c), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). The Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 15(c)(1) or Section 15(c)(2) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information (including seeking a confidential treatment order or protective or limiting order, as applicable), and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and, with respect to disclosures pursuant to Section 15(c)(1) shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Applicable Laws or judicial process.

(d)Terms of this Agreement, and the LSA, QA, PVA, SSA, SPA, and ELCA. Subject to Section 15(c) above and to the extent not already publicly disclosed as of the Effective Date, the Parties acknowledge that the existence of this Agreement and all of the respective terms of this Agreement and each of the LSA, QA, PVA, SSA, SPA, and ELCA shall be treated as Confidential Information of all Parties, with each Party treated as the Receiving Party, and thus may be disclosed only as permitted as expressly set forth herein. Each Party will also be permitted to disclose the terms of this Agreement under appropriate and customary confidentiality and non-use provisions, on a need to know basis, to a bona fide service provider, potential or actual collaborators, (sub)licensee, subcontractor, distributor, shareholder, equity-holder, lender, investor, acquirer or other potential financial partner with whom a Party has entered into good faith negotiations regarding a proposed transaction; provided that the disclosing Party redacts information that it reasonably believes is not relevant to the proposed transaction.

(e)Public Disclosure. Each Party agrees not to make any press release or comment, statement, disclosure or other public announcement (including by means of advertising or sales promotional materials) (collectively “Disclosure”) disclosing information concerning or relating to this Agreement, the transactions contemplated hereby, use the name of any of the other Parties (other than an Affiliate of such Party or as permitted in the LSA), or its employees, except for (i) the securities disclosure statements and responsive statements and Q&A as set forth in the Side Letter, or (ii) other Disclosure as required by Applicable Law or as requested by any securities exchange, provided that the Party that is required or requested to make such Disclosure shall promptly notify in writing the other Parties of such requirement or request (which notice shall include a copy of the proposed Disclosure), give such Parties reasonable opportunities to review such proposed Disclosure and consider and incorporate any comments that the other Parties may have on the proposed Disclosure in good faith. To the extent this Agreement is required to be publicly filed pursuant under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any other Applicable Laws or the rules of a securities exchange, the filing Party shall use reasonable and diligent efforts to redact such portions of this Agreement as requested by the non-filing Party and, if required, use reasonable and diligent efforts to obtain confidential treatment of such portions of this Agreement that any such other Party requests be kept confidential, and shall only disclose Confidential Information that it is advised by counsel is legally required to be disclosed.

(f)Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that might result to the Disclosing Party upon any unauthorized disclosure, use or transfer of its Confidential Information to any third party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Section 15. If the Receiving Party becomes aware of any breach or threatened breach of this Section 15 by a third party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party shall promptly notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 15 without furnishing proof of actual damages.

(Remainder of Page Left Intentionally Blank

Signature Page Follows)

This SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS is hereby executed in counterparts on this 1st day of August, 2023, and is hereby signed under penalty of perjury under the laws of the state of New York.

IN WITNESS WHEREOF, the undersigned Parties, by their respective authorized counsel, to hereby execute this Agreement as of the day and date first set forth above.

BEIGENE, LTD.                    BEIGENE SWITZERLAND GMBH

By: /s/ Chan Lee                    By: /s/ Michael Schoen

Printed Name: Chan Lee                Printed Name: Michael Schoen

Title: SVP, General Counsel                Title: Managing Director

CELGENE SWITZERLAND LLC            CELGENE HOLDINGS EAST CORPORATION

By: /s/ Kimberly M. Jablonski            By: /s/ Kimberly M. Jablonski

Printed Name: Kimberly M. Jablonski        Printed Name: Kimberly M. Jablonski

Title: Manager                        Title: Director

CELGENE LOGISTICS SÀRL            CELGENE LOGISTICS SÀRL

By: /s/ Alain Claude Georges                By: /s/ David Pignolet

Printed Name: Alain Claude Georges            Printed Name: David Pignolet

Title: Director                        Title: Director

CELGENE CORPORATION            BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Kimberly M. Jablonski            By: /s/ Kimberly M. Jablonski

Printed Name: Kimberly M. Jablonski        Printed Name: Kimberly M. Jablonski

Title: Director                        Title: Corporate Secretary

[Signature Page to Termination Agreement]

CELGENE KAPPA HOLDINGS LLC

By: /s/ Kimberly M. Jablonski

Printed Name: Kimberly M. Jablonski

Title: Manager